Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

FOR IMMEDIATE RELEASE

May 2, 2013

CONTACT:	Rob Swadosh / Patrick Malone
The Dilenschneider Group
212-922-0900

INFUSYSTEM HOLDINGS, INC. NAMES MIKE MCREYNOLDS

CHIEF INFORMATION OFFICER

MADISON HEIGHTS, MICHIGAN, May 2, 2013—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the U.S. healthcare industry, today announced it has appointed Mike McReynolds as Chief Information Officer of the Company, effective April 29, 2013.

In his role as Chief Information Officer, Mr. McReynolds, 44, will be responsible for directing business improvement programs and enhancing the Company’s overall use of digital connectivity and technology.

Mr. McReynolds brings extensive management experience in IT integrations and operations, cross-functional leadership, and business development to his new position. Most recently, he served as President of OxiArmor, LLC, a national provider of solutions-based, anti-microbial services, where he created and implemented distributor, independent, and alliance models and contracts that generated major new sales increases.

Prior to that, Mr. McReynolds served as the Chief Information Officer of RecoverCare, LLC, a leading provider of medical equipment, patient services, and clinical and financial supply chain solutions. There, he supported more than 800 employees at over 140 locations across the U.S., including multiple successful infrastructure consolidations and development of enterprise-wide web-based systems.

“Mike McReynolds brings InfuSystem a notable record of healthcare-related IT successes,” said InfuSystem Chief Executive Officer Eric Steen. “Connectivity is, today, a critical component of our operations and supply-chain management. We are confident that his insights and skills will not only yield important productivity and efficiency gains but also spur long-term growth in both our existing and new markets.”

Note

In connection with his appointment as InfuSystems’ new Chief Information Officer, Mr. McReynolds will receive 100,000 inducement stock options outside of the Company’s 2007 Stock Option Plan with an exercise price of $1.75. The options will be granted on April 29, 2013 and vest over a three-year period (33 1/3% on each anniversary of the grant date), expiring in seven years.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Certain matters discussed in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, including any statement that refers to expectations, projections or other characterizations of future events or circumstances and those which can be identified by the use of forward-looking terminology such as “expects,” “plans,” “may,” “should,” “believes” or “anticipates” and other similar expressions. These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied, or otherwise predicted, by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time-to-time in the Company’s publicly filed documents and in news releases and other communications. The Company disclaims any intention or duty to update any forward-looking statements made in this release.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.